CASTLIGHT HEALTH, INC.

January 3, 2017

Derek Newell
96 Hiller Drive
Oakland, California 94618

Dear Derek:
Castlight Health, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below. This employment offer is contingent on the closing (the “Closing”) of the Company’s acquisition of Jiff, Inc. (“Target” and such acquisition, the “Transaction”) pursuant to an Agreement and Plan of Merger expected to be entered into on or about January 4, 2017 by and among the Company, Target and certain other parties (the “Merger Agreement”). Subject to your satisfying the conditions set forth below, your employment will be effective and commence as of the Closing. If the Transaction is not consummated for any reason (or the Merger Agreement is terminated in accordance with its terms), this offer will immediately and automatically be withdrawn and be of no further force or effect.

1.Position. Your title will be President, and you will have responsibility for Sales & Marketing, Research & Development and Professional Services, as they are generally defined in the Company’s organizational structure as of the date of this Agreement. You will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part- time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. It is acknowledged that you currently serve on the board of directors of Wanda and that you are a co-founder and advisor to HT3. In the event that your employment with the Company is terminated for any reason, you agree to resign, unless otherwise requested by the Board of Directors, from all other positions you hold at that time, including as a member of the Board of Directors.

2.Cash Compensation.

(a)Base Salary. The Company will pay you a starting salary at the rate of $367,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to increase pursuant to the Company’s employee compensation policies in effect from time to time.

(b)Annual Incentive Compensation. In addition, you will be eligible for incentive compensation with an annual target of 75% of your base salary, based on the achievement of performance objectives to be determined by the Company’s Board of Directors or a committee thereof (the “Board”) as well as the achievement of individual objectives set by the Board in the first 30 days of your employment. For the period in which Section 5 (Compensation Equivalency) is applicable, you and John Doyle will have the same Annual Incentive Compensation objectives. Regardless of the actual Closing date, you will be eligible for an annual bonus covering the entire 2017 calendar year, but the total amount of bonus you receive from Target and the Company shall not exceed 75% of your base salary paid by the Company. Thereafter, you will be eligible to receive annual incentive compensation with a target amount and upon such terms as shall be determined by the Board. Any incentive compensation for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.    The determinations of the Board with respect to your incentive compensation will be final and binding.

3.Employee Benefits. Except as otherwise provided for in this letter agreement, you will be eligible to receive employee benefits and perquisites commensurate with those provided to the Company’s senior executives. A list of current employee benefits will be provided in the Benefits Information Guide. Eligibility for benefits begins on the first (1st) day of the month following your first day of employment, with the exception of participating in our 401(k) Plan which you will be eligible on the first day of your employment.

4.Equity.

(a)Subject to the approval of the Board, you will be granted restricted stock units (“RSUs”) under the Company’s 2014 Equity Incentive Plan (“Plan”) in connection with your commencement of employment for a number of shares to be determined by the Board after consultation with Radford and designed to equalize your go forward equity ownership with the go forward equity ownership of Mr. Doyle, measured as of your commencement of employment. Go forward equity ownership is the value of the unvested portion of the equity ownership as well as the timing of the vesting of such ownership. For avoidance of doubt, the objective is to have both executives vest the same dollar value each month post Closing and through the timeframe covered by Section 5: Compensation Equivalency.

(b)Subject to the approval of the Board, you will be granted restricted stock units (“RSUs”) and/or performance stock units (“PSUs”) under the Company’s 2014 Equity Incentive Plan (“Plan”) in connection with your commencement of employment for a number of shares to be determined by the Board after consultation with Radford to provide a market-based long-term incentive for 2017 that is equivalent to any such grant made to the then Company’s Chief Executive Officer John Doyle in 2017.

(c)The RSUs will vest in four equal annual installments of 25% each based on your continuous service unless adjustments to the vesting schedule to meet the objectives above are required. PSUs will vest according to the performance vesting scheduled as established by the Board for the PSU grant. RSUs and PSUs that vest will be settled in the Company’s Common Stock following vesting. The RSUs and PSUs shall be subject to the terms and conditions set forth in the Plan and in the Restricted Stock Unit Agreement between you and the Company. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs and PSUs. The RSUs and PSUs will permit payment of taxes through sell-to-cover transactions.

(d)Your current equity will be handled according to the Merger Agreement, however, with your written consent, adjustments in the vesting schedule of any unvested equity may be made to meet the objectives of Sections 4(a) and 4(b), provided that, the amount of unvested equity is not reduced and the vesting schedule of any unvested equity is not materially lengthened.

(e)Before Closing, you agree to exercise 190,000 of your Target options.

5.Compensation Equivalency. It is agreed that your total target cash compensation, that is, the sum of Section 2(a) and Section 2(b) above, shall be no less than the corresponding total target compensation of the Company’s current Chief Executive Officer, Mr. Doyle, for the corresponding period. This Section 5 shall cease to apply on December 31st, 2019. In addition, after the grants described in Sections 4(a) and 4(b) above, if equity is awarded to Mr. Doyle during the period described in the immediately preceding sentence, you will receive equity in the same amount and on the same terms.

6.Severance. Upon commencement of employment, you will also be entitled and subject to the terms and conditions set out in the Executive Severance Agreement, a copy of which is attached hereto as Exhibit A. The Executive Severance Agreement will apply equally to equity awarded to you by Castlight, as well as your Target assumed options. Notwithstanding anything to the contrary in the Executive Severance Agreement, any portion of your equity awards that vest contingent upon achievement of the milestone earn-out metrics described in the Merger Agreement will not accelerate upon a Qualifying CIC Termination or Qualifying Non-CIC Termination, but shall instead be exclusively governed by their terms without regard to the Executive Severance Agreement. You agree to waive the single trigger vesting acceleration of your Target options for this Transaction. If any subsequent Corporate Transaction (as defined in the Plan) occurs, your existing single trigger benefit will apply under the same terms as your current agreement (50% of unvested options accelerate upon closing of that Corporate Transaction) with respect to your unvested Target options that are assumed by the Company and become options to purchase the Common Stock of the Company. For avoidance of doubt, the single trigger acceleration will not apply to any equity awarded to you by the Company, other than assumed Target options.

7.Confidentiality; Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is attached hereto as Exhibit B. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.

8.Non-Competition. As a condition of your employment with the Company, you shall execute the Non-Competition Agreement, a copy of which is attached hereto as Exhibit C.

9.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.Tax Matters.

(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

11.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let us know.

12.Interpretation, Amendment and Enforcement. This letter agreement and the exhibits attached hereto supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein, except that the obligations under this letter agreement and its exhibits shall not supersede, but shall be additive to, any of your obligations under any confidentiality or invention assignment agreement(s) with Target. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement, the enclosed Executive Severance Agreement, the enclosed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement and the enclosed Non- Competition Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January 4, 2017. In the event that the Merger Agreement is terminated, or the Closing does not occur, this letter will automatically terminate and be of no force or effect.

If you have any questions, please call me at     .

Very truly yours, CASTLIGHT HEALTH, INC.

/s/ John Doyle
John Doyle, President and COO

I have read and accept this employment offer.

/s/ Derek Newell
Dated: January 4, 2017
Attachment
Exhibit A:    Executive Severance Agreement
Exhibit B:    At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement
Exhibit C:    Non-Competition Agreement

CASTLIGHT HEALTH, INC. EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (the “Executive”) and Castlight Health, Inc. (the “Company”), effective as of [DATE] (the “Effective Date”).Terms not otherwise defined herein are defined in Section 5 below.

RECITALS

The purpose of the Agreement is to provide an eligible Executive with benefits in the event Executive’s employment is involuntarily terminated under certain circumstances and as a source of incentive and encouragement to remain with the Company notwithstanding the possibility of a Corporate Transaction.

The Agreement is an unfunded welfare benefit plan for purposes of ERISA, a severance pay Agreement within the meaning of United States Department of Labor Regulation Section 2510.3-2(b) and an involuntary separation pay plan within the meaning of Treasury Regulation Section 1.409A-1(b)(9).

AGREEMENT

1.ELIGIBILITY UNDER THIS AGREEMENT.

(a)General Eligibility. Except as otherwise provided in this Agreement, Executive is entitled to the benefits described in Section 2(b) or (c) only if his or her employment is subject to a Qualifying Termination.

(b)Benefits. If Executive’s employment is subject to a Qualifying Termination, Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures which will be made on the sixtieth (60th) day following the Separation, provided that the following have already occurred:

(i)Executive’s Qualifying Termination;

(ii)the Company’s receipt of Executive’s executed General Release (as described in Section 3); and

(iii)the expiration of any rescission period applicable to Executive’s executed General Release.

2.SEVERANCE BENEFITS. If Executive is subject to a Qualifying Termination, then, subject to Section 3 below, the Company shall pay Executive the benefits set forth in Section 2(b) or (c) below.

(a)In addition to the benefits described below in Section 2(b) or (c), Executive will be entitled to receive payment for:

(i)Accrued Salary and Vacation. All salary and accrued vacation (if any) earned through the Termination Date.

(ii)Expense Reimbursement. Within thirty (30) days of submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses incurred by Executive, consistent with the Company’s policy for expense reimbursement, in connection with the business of the Company prior to Executive’s termination of employment.

(iii)Executive Benefits. Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which Executive may be entitled to benefits, payable pursuant to the terms of such plans.

(b)Involuntary Termination Other than for Cause or Resignation for Good Reason During the Corporate Transaction Period. If Executive has a Qualifying CIC Termination, then subject to Section 3, Executive shall receive the following severance benefits from the Company based on the role held by such Executive on the Termination Date.

(i)Severance Payment. Executive shall receive, regardless of the Service Term, the severance payments set forth in the table below.

Chief Executive Officer; President	ExecutiveVicePresident; Chief Financial Officer	Senior Vice President
24 months Base Salary 24timestheapplicable COBRA Coverage	18 months Base Salary 18 times the applicable COBRA Coverage	12 months Base Salary 12 times the applicable COBRA Coverage

(ii)Equity Awards. Executive shall retain any rights to acceleration in any outstanding equity awards held by Executive and such rights shall be as set forth in the equity plan documents governing those awards. Notwithstanding the foregoing, regardless of the provisions of the equity plan documents, if Executive is subject to a Qualifying CIC Termination, then, subject to Section 3 below, each of Executive’s then outstanding unvested Equity Awards, excluding awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 100% of the then unvested shares subject thereto and each of Executive’s then outstanding unvested Equity Awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 100% of the then unvested shares subject thereto as if there had been achievement of at-target performance levels. “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Subject to Section 3, the accelerated vesting described above shall be effective as of the Separation for a Qualifying Termination after the Corporate Transaction, and as of immediately prior to the Corporate Transaction for a Qualifying Termination occurring on or prior to the Corporate Transaction. For the avoidance of doubt, any rights to acceleration in any outstanding equity awards held by Executive that are triggered upon a termination without Cause or resignation for Good Reason, shall be based on the definitions set forth in this Agreement rather than the equity plan documents governing those awards. For the avoidance of doubt, if a Qualifying Termination occurs before the Corporate Transaction, then any unvested portion of the terminated Executive’s Equity Awards will remain outstanding for three (3) months following the Qualifying Termination (provided that in no event will the terminated Executive’s stock options or similar Equity Awards remain outstanding beyond the Equity Award’s maximum term to expiration). In the event that the proposed Corporate Transaction is terminated without having been completed, any unvested portion of the terminated Executive’s Equity Awards automatically will be forfeited permanently without having vested effective three (3) months following the Executive’s Separation. Subject to Section 409A, all vested RSUs shall be settled in accordance with the terms of the applicable RSU agreement.

(c)Involuntary Termination Other than for Cause or Resignation for Good Reason Not During the Corporate Transaction Period. If Executive has a Qualifying Non-CIC Termination, then subject to Section 3, Executive shall receive the severance benefits set forth in the table below from the Company based on the role held by such Executive on the Termination Date and Executive’s Service Term.

Service Term	ChiefExecutiveOfficer; President	Executive Vice President; Chief Financial Officer	Senior Vice President
Less than one year	12 months Base Salary 12 times the applicable COBRA Coverage	6 months Base Salary	3monthsBase Salary
More than one year	12 months Base Salary 12 times the applicable COBRA Coverage	9 months Base Salary 9 times the applicable COBRA Coverage	6 months Base Salary 6 times the applicable COBRA Coverage

(d)Special Timing Rule. If Executive has a Qualifying Non-CIC Termination, and, within three months of Executive’s Separation, a Corporate Transaction occurs such that Executive has a Qualifying CIC Termination, then Executive shall become entitled to the additional severance benefits set forth in Section 2(b). Accordingly, Executive will receive a payment of severance calculated based on the difference in Base Salary and COBRA Coverage under Section 2(c) versus Section 2(b)(i). Solely for purposes of the preceding sentence of this Section 2(d), such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A. The additional amount to be paid under this Section 2(d) shall be paid on the later of the consummation of the Corporate Transaction and the sixtieth (60th) day following the Separation, subject to Section 3. In addition, if Executive has a Qualifying Non-CIC Termination, and, within three months of Executive’s Separation, a Corporate Transaction occurs such that Executive has a Qualifying CIC Termination, Executive shall receive the accelerated vesting benefits of Section 2(b)(ii).

(e)Exclusive Remedy. Except as otherwise set forth herein, in the event of a termination of Executive’s employment, the provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, or in equity. Except as otherwise set forth herein, Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 2.

(f)Code Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death) or resignation, then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(iv)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

3.GENERAL RELEASE. Any other provision of this Agreement notwithstanding, Sections 2(b) and (c) above shall not apply unless Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims (“General Release”). The General Release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to Executive within thirty (30) days after Executive’s Separation. Executive must execute and return the General Release within the time period specified in the form and if Executive fails to make the General Release effective before the sixtieth (60th) day following the Separation, he or she will not be eligible for any of the benefits described in Section 2(b) or (c).

4.GOLDEN PARACHUTE EXCISE TAX BEST RESULTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (X) constitute “parachute payments” within the meaning of Code Section 280G, and (Y) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 4 shall be made in writing by a nationally-recognized independent accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in payments and/or benefits required by this Section 4 shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of equity awards; and (3) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards.

5.DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

(a)Base Salary. Base Salary means:

(i)with respect to payments set forth in Section 2(a) above, the rate of annual base salary paid to Executive immediately prior to Executive’s Termination Date, provided that such amount shall in no event be less than the highest rate of annual base salary paid to Executive during the one (1) year period immediately prior to the Termination Date.

(ii)with respect to payments set forth in Sections 2(b) and (c) above, the rate of annual base salary paid to Executive immediately prior to a Corporate Transaction, provided that such amount shall in no event be less than the highest rate of annual base salary paid to Executive during the one (1) year period immediately prior to the Corporate Transaction; or

(b)Cause. Cause means:

(i)Executive is convicted of, or pleads guilty or nolo contendere to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder;

(iii)	Executive’s gross misconduct in connection with the performance of his or her duties;

(iv)	Executive’s breach of his or her fiduciary duty to the Company;

(v)Executive’s failure to cooperate with the Company in any investigation or formal proceeding or the Executive being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in his or her role;

(vi)Executive willfully failing to comply with reasonable directives of the Company without a reasonable belief the failure to comply was in the best interest of the Company;

(vii)a material breach by Executive of any contract Executive is party to with the Company; provided, however, that if the breach is reasonably susceptible of cure, Executive shall be entitled to receive at least 30 days to cure the breach fully after receiving written notice from the Company; or

(viii)unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company.

The determination as to whether Executive is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment or consulting relationship at any time as provided in Section 8.

(c)Cobra Coverage. Cobra Coverage means a dollar amount that is equal to the cost of a single month of COBRA coverage for the health plan that Executive was enrolled in on the Termination Date and at the rates in effect on the Termination Date. If such coverage included Executive’s dependents immediately prior to the Termination Date, such amount shall also include the cost of COBRA coverage for Executive’s dependents

(d)Code. Code means the Internal Revenue Code of 1986, as amended.

(e)Corporate Transaction. Corporate Transaction shall have the meaning set forth in the Plan.

(f)Corporate Transaction Date. Corporate Transaction Date means the date on which a Corporate Transaction occurs.

(g)Corporate Transaction Period. Corporate Transaction Period shall mean the period within twelve (12) months following a Corporate Transaction or within three (3) months preceding a Corporate Transaction.

(h)Corporate Transaction Period Good Reason. Corporate Transaction Period Good Reason means, during the Corporate Transaction Period, Good Reason means any of the following that occur without Executive’s consent:

(i)any reduction in Executive’s rate of Base Salary or the target bonus amount that Executive is eligible to receive;

(ii)a relocation of Executive’s principal office with the Company of more than fifty (50) miles from its current location;

(iii)	a material reduction in Executive’s duties, authority, reporting relationship or responsibilities, including:

(1)the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of Executive’s position occupied immediately preceding the Corporate Transaction, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with Executive’s experience and the position occupied prior to the Corporate Transaction; or

(2)a material diminution in the budget and number of subordinates over which Executive retains authority;

(iv)material violation by the Company of a material term of any employment, severance, or change of control agreement between Executive and the Company; or

(v)	failure by a successor entity to assume this Agreement.

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (X) Executive provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition(s), and (Y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Executive‘s employment with the Company shall not be treated as a termination for “Good Reason“ unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition(s) claimed to constitute Good Reason. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 8.

(i)Disability. Disability shall have the meaning ascribed to such term in the Plan.

(j)Good Reason. Other than during the Corporate Transaction Period (which is identified as a “Corporate Transaction Period Good Reason” herein), Good Reason means any of the following that occur without Executive’s consent:

(i)any reduction in Executive’s rate of base salary or the target bonus amount that Executive is eligible to receive, unless such reduction is consistent with a salary or bonus reduction implemented by the Company for other similarly situated employees of the Company;

(ii)a relocation of Executive’s principal office with the Company of more than fifty (50) miles from its current location;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (X) Executive provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition(s), and (Y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Executive‘s employment with the Company shall not be treated as a termination for ‘Good Reason‘ unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 8.

(k)Plan. Plan means the Company’s 2014 Equity Incentive Plan, as amended.

(l)Qualifying CIC Termination. Qualifying CIC Termination means a Separation within the Corporate Transaction Period if (i) the Company terminates Executive’s employment for any reason other than Cause, death or Disability, or (ii) Executive voluntarily resigns his or her employment for Corporate Transaction Period Good Reason. In the case of a termination before a Corporate Transaction, solely for purposes of benefits under Section 2(c) of this Plan, the Termination Date will be deemed the date the Corporate Transaction is consummated.

(m)Qualifying Non-CIC Termination. Qualifying Non-CIC Termination means a Separation not within the Corporate Transaction Period if (1) the Company terminates Executive’s employment for any reason other than Cause, death or Disability or (2) Executive voluntarily resigns his or her employment for Good Reason.

(n)Qualifying Termination. Qualifying Termination means a Qualifying CIC Termination or a Qualifying non-CIC Termination.

(o)Separation.    Separation means a “separation from service,” as defined in the regulations under Section 409A of the Code.

(p)Service Term. Service Term means as of a particular date, the period of time that Executive has been continuously employed by the Company as Executive in any capacity, including approved leaves of absence.

(q)Termination Date. Termination Date means Executive’s final day of employment with the Company which date shall be communicated by the Company to Executive.

6.SUCCESSORS.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which agrees to assume the obligations of this Agreement as described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.NOTICE.

(a)General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by registered mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one
(1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, or (e) one (1) business day after the business day of sending an email, if sent with return receipt and with copy by first class mail, postage prepaid, and shall be addressed (i) if to Executive, at his or her last known residential address, and (ii) if to the Company, at the address of its principal corporate offices (attention: General Counsel), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b)Notice of Termination. Any termination by the Company for Cause or resignation by Executive voluntarily or for Good Reason (whether or not during a Corporate Transaction Period) shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice, subject to such longer period of time permitted in the event of a termination for Good Reason). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

8.AT-WILL EMPLOYMENT. Executive’s employment is and shall continue to be at- will, as defined under applicable law, except as otherwise may be provided specifically under the terms of any written formal employment agreement or offer letter between the Company and Executive.

9.MISCELLANEOUS PROVISIONS.

(a)Confidentiality.

(i)Executive shall retain in confidence any proprietary or other confidential information known to Executive concerning the Company and its business under the conditions of the At- Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between the Company and Executive (the “Confidentiality Agreement”) and shall continue to comply with all other terms of the Confidentiality Agreement. Executive acknowledges and agrees that, to the extent he or she has not already done so, he or she shall immediately deliver to the Company when requested all property of the Company, including, but not limited to, equipment (e.g., laptop computer and cellular telephone), passwords, notebooks, electronic storage devices, credit cards, business cards, keys, parking or building access cards, documents, memoranda, reports, written and computer files and data, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company’s business, that are in Executive’s possession or control, including but not limited to copies (including electronic copies) of any documents or files that contain the Company’s Confidential Information (as defined in the Confidentiality Agreement).

(ii)Executive acknowledges that a breach of any of the covenants contained in this Section 9(a) may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company may be entitled to obtain a restraining order and/or an injunction restraining Executive from engaging in activities prohibited by this Section 9(a) or such other relief as may be required to specifically enforce any of the covenants in this Section 9(a). This Section 9(a) shall survive any termination of this Agreement.

(b)Conflict in Benefits; Nonduplication of Benefits.

(i)No Limitation of Regular Benefit Agreements. Except as provided in Section 9(b)(ii) below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of Executives or officers of the Company, including, without limitation, the Company’s equity incentive plans.

(ii)Nonduplication of Benefits. Executive may not accumulate cash severance payments, and/or equity vesting under both this Agreement and another plan or policy of the Company. If Executive is entitled to any payments or benefits by operation of a statute or government regulations, any severance payable pursuant to this Agreement will be reduced by such payments or benefits.

(c)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(d)Amendment and Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)Entire Agreement. This Agreement together with the terms of any outstanding equity awards held by Executive as set forth in the equity plan documents governing those awards constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance payment provisions of any other offer letter or agreement entered into between Executive and the Company, and this Agreement with respect to the subject matter hereof.

(f)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(g)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of San Francisco County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h)Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, shall be determined and settled exclusively by arbitration in San Francisco, California, in accordance with the rules for dispute resolution of JAMS. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding this Section 9(h), the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the Superior Court of California in and for the County of San Francisco as the sole and exclusive venue for the purpose of enforcing this Agreement. This Section 9(h) shall survive any termination of this Agreement.

(i)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j)Withholding; Lump Sum. All payments made pursuant to this Agreement will be in a lump sum and will be subject to withholding of applicable income and employment taxes.

(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

Castlight Health, Inc.    [NAME]

By:    Signature:

Title:         Date:

CASTLIGHT HEALTH, INC. NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”), dated January 4, 2017, is made by and between Derek Newell (the “Stockholder”) and Castlight Health, Inc., a Delaware corporation (“Acquiror”). For purposes of this Agreement, “Acquiror” shall be deemed to include Acquiror and its wholly and majority-owned direct and indirect subsidiaries and other affiliates, successors or assigns that operate the Business (as defined below) of the Company, including, but not limited to the Company (as defined below), after the closing of the Merger (as defined below).

BACKGROUND

A.Acquiror and [Target], a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated on or about January 4th, 2017 (the “Merger Agreement”), pursuant to which Acquiror will acquire the Company (the “Merger”). Capitalized terms used, but not defined herein, shall have the meanings assigned to such terms in the Merger Agreement.

B.Stockholder beneficially holds a substantial amount of the Company’s capital stock, and he will receive substantial consideration as a result of Stockholder’s stock ownership in the Company in connection with the Acquisition.

C.Stockholder understands and agrees as a stockholder and a key and significant member of either the management and/or the technical workforce of the Company, Stockholder has obtained extensive and valuable knowledge, technical expertise and confidential information concerning the Business (as defined below).

D.Stockholder will be hired as an at-will employee of Acquiror (or the Company, as determined by Acquiror) after, and contingent upon, the closing of the Merger, and Stockholder will derive significant value from Acquiror’s agreement to provide him with confidential and proprietary information relating to the business and operation of the Acquiror to enable him to optimize the performance of his duties to the Acquiror.

E.This Agreement is necessary to protect Acquiror’s legitimate interests as a buyer of the stock and goodwill of the Company. Stockholder understands and acknowledges that the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into the Merger Agreement, a material condition to Acquiror consummating the transactions contemplated by the Merger Agreement and a condition of Stockholder’s employment by Acquiror for the purpose of protecting Acquiror’s legitimate interests as a buyer of the Company and in protecting Acquiror’s confidential information.

F.Acquiror and Stockholder both agree that, prior to the Merger, the Company’s business consisted solely of the design, development, manufacture, production, marketing and sales of products and services related to the Business (as defined below) throughout each of the fifty states of the United States, Canada and the remainder of the entire world (the “Restrictive Territory”). Acquiror represents and Stockholder understands that, following the Merger, Acquiror will continue conducting the Business in the Restrictive Territory.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Stockholder, intending to be legally bound, agrees as follows:

1.Agreement Not to Compete. During the Restrictive Period (as defined below) and except as otherwise provided herein or unless approved by Acquiror in writing, Stockholder agrees that Stockholder will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other Person (other than Acquiror or any of its affiliates):

(a)(i) engage or participate in, or acquire any financial or beneficial interest in, any business that competes with the Business in the Restrictive Territory or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship or prospective commercial relationship of Acquiror (or any of its affiliates, including the Company) related to the Business;

(b)permit Stockholder’s name directly or indirectly to be used by or to become associated with any other Person in connection with such Business; or

(c)induce or assist any other Person to engage in any of the activities described in subparagraph (a) or (b).

“Business” means participating or engaging in, or rendering any services to any business engaged in, the design, research, development, manufacture, operation, production, marketing, sale or servicing of any product, or the provision of any service that directly relates to Company’s current or planned business including, but not limited to, transparency tools and services (including but not limited to these specific companies or their successors: Healthcare Blue Book, Healthsparq Inc., and MDX Medical, Inc. doing business as Vitals), employee concierge and benefits communications tools and services (including but not limited to these specific companies or their successors: Evive Health, Compass, Quantum, Health Advocate, and Accolade) and wellbeing tools and services (including but not limited to these specific companies or their successors: Sharecare, Welltok, Rally, Limeade, Virgin Pulse, Redbrick, Keas, Viverae and Vitality).

“Person” means a natural person, corporation, partnership, or other entity, or a joint venture of two or more of the foregoing.

Notwithstanding the foregoing, Stockholder may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange.

For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date (as defined in the Merger Agreement) of the Merger and shall continue until the later of December 31st, 2019; provided, however, that in the event that it is determined by a court of competent jurisdiction or an arbitrator, as the case may be, that Stockholder has breached any provision of this Section 1, then, in addition to any remedies set forth in Section 5 below and available under applicable law, the Restrictive Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

For the avoidance of doubt, this Agreement shall terminate upon the date and time of the valid termination of the Merger Agreement in accordance with its terms.

2.Agreement Not to Solicit. Stockholder further agrees that during the Non-Solicitation Period (as defined below), Stockholder will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other Person (other than Acquiror or any of its affiliates) without the prior written consent of Acquiror:

(a)interfere with the relationship between Acquiror and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his employment or end his or her relationship with Acquiror;

(b)solicit or attempt to solicit for employment on behalf of Stockholder or any other Person, any Person who is or was an employee or consultant of Acquiror; or

(c)induce or assist any other Person to engage in any of the activities described in subparagraphs (a) and (b).

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Acquiror or its successors or assigns, shall not be deemed to be a breach of this Section 2.

For purposes of this Agreement, the “Non-Solicitation Period” shall commence on the Closing Date and end on the later of (i) December 31, 2019, or (ii) twelve (12) months immediately following the termination of Stockholder’s relationship with Acquiror, whether Stockholder resigns voluntarily or is terminated for any reason by Acquiror involuntarily (the “Non-Solicitation Period”); provided, however, that in the event that it is determined by a court of competent jurisdiction or an arbitrator, as the case may be, that Stockholder has breached any provision of this Section 2, then, in addition to any remedies set forth in Section 5 below and available under applicable law, the Non-Solicitation Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

3.Agreement Not to Disparage. During the Non-Solicitation Period, Stockholder agrees that Stockholder will not directly or indirectly for himself or on behalf of any other Person (other than Acquiror or any of its affiliates) libel, slander or disparage Acquiror in any manner that is harmful to the business, business reputation or personal reputation of Acquiror.

4.Acknowledgment. Stockholder hereby acknowledges and agrees that:

(a)this Agreement is necessary for the protection of the legitimate business interests of Acquiror in acquiring the Company;

(b)the execution and delivery and continuation in force of this Agreement is a material inducement to Acquiror to execute the Merger Agreement and is a mandatory condition precedent to the closing of the Merger, without which Acquiror would not close the transactions contemplated by the Merger Agreement;

(c)the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;

(d)Stockholder has no current intention of competing with the Business acquired by Acquiror within the area and the time limits set forth in this Agreement;

(e)Stockholder represents and warrants that neither the execution and delivery nor the performance of this Agreement will result directly or indirectly in a violation or breach of any agreement or obligation by which Stockholder is or may be bound, the violation of which would materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement;

(f)breach of this Agreement will be such that Acquiror will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Acquiror; and

(g)execution of this Agreement shall not limit Acquiror’s employee policies, including without limitation the provisions set forth in Acquiror’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information and Inventions Agreement”).

5.Remedy. Stockholder acknowledges and agrees that (a) the rights of Acquiror under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Acquiror if Stockholder fails to or refuses to perform his obligations under this Agreement and
(b) Acquiror may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal without posting bond or other security, and without the necessity of proving actual damages. No single exercise of the foregoing remedies shall be deemed to exhaust Acquiror’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquiror may elect. Stockholder represents and warrants that his expertise and capabilities are such that his obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood.

6.Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Acquiror and Stockholder intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

7.Amendment. This Agreement may not be amended except by an instrument in writing signed by Acquiror’s duly authorized representative, or his designee, and Stockholder.

8.Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.

9.Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.Governing Law.

(a)This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the state of California without regard to conflicts of law principles of any jurisdiction.

(b)The parties hereto agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in San Francisco County in the State of California or any California state court located in San Francisco County, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

11.Attorneys Fees. In the event that either party engages the other party in litigation concerning the enforcement of this Agreement, the prevailing party shall be entitled to payment by the non-prevailing party of reasonable expenses, including reasonable attorneys’ fees, which are incurred in connection therewith.

12.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (but does not in any way merge or supersede any restrictions in the Stockholder’s Confidential Information and Invention Assignment Agreement with the Company, the Merger Agreement or any other agreement executed in connection with the Merger Agreement, including the Stockholder’s employment agreement with Acquiror, if any, and the Stockholder’s Proprietary Information and Inventions Agreement).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Acquiror and Stockholder have executed this Agreement on the day and year first above written.

DEREK NEWELL

/s/ Derek Newell

CASTLIGHT HEALTH, INC.
a Delaware corporation

By: /s/ John Doyle

Name: John Doyle

Title: President and Chief Operating Officer

BENEFITS WAIVER

January 4, 2017
Derek Newell

Dear Derek:

As you know, Castlight Health, Inc., a Delaware corporation (inclusive of any subsidiary thereof, and the company after the Closing, “Castlight”), is acquiring your employer, Jiff, Inc., a company organized under the laws of Delaware (inclusive of any subsidiaries, “Jiff”), pursuant to the Agreement and Plan of Merger and Reorganization dated January 4, 2017 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”) by and among Castlight, Jiff and certain other parties named therein (the “Merger”).

Upon the closing of the Merger (the “Closing”), Castlight has agreed to convert your Jiff stock options and restricted stock units that are outstanding as of the Closing into stock options to purchase, and restricted stock units to settle in, Castlight Class B common stock, upon the terms and conditions set forth in the Merger Agreement (collectively, the “Jiff Awards” and, following the Merger, the “Assumed Awards”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Acceleration Benefits

It is a material element of the Merger that you waive, pursuant to this Benefits Waiver, any and all exercisability and vesting acceleration provisions currently in effect with respect to all of your Jiff stock options and restricted stock units, including in connection with Jiff’s change of control and/or termination of your employment or other service, and including pursuant to any Jiff plan, stock purchase agreement, option agreement, employment agreement or any other agreement between you and Jiff or any Jiff policy (in each case, whether written or oral (collectively, the “Acceleration Benefits”)).

Upon and following the Closing, in lieu of the Acceleration Benefits that may currently apply to your Jiff Awards, the following provisions will apply to the Assumed Awards:

(i)	the Acceleration Benefits shall not apply to any of the Assumed Awards or to any future equity awards from Castlight, and are irrevocably waived by you hereby;

(ii)
as to your converted stock options, you will vest in, and be able to exercise, those converted stock options based on the same vesting schedule that you had for such Jiff stock options prior to the Closing, except as pursuant to the Equity Waiver, dated on or around the date hereof;

(iii)
as to your converted restricted stock units, you will vest in, and settle in, those converted restricted stock units based on the same vesting schedule that you had for those restricted stock units prior to the Closing, except as pursuant to the Equity Waiver, dated on or around the date hereof;

(iv)
notwithstanding this waiver, you shall vest in 50% of your then-unvested Jiff stock options upon a Corporate Transaction of Castlight, as defined in its 2014 Equity Incentive Plan, as amended, it being understood this acceleration shall apply only to those awards benefitting from single-trigger acceleration prior to the Closing;

(v)	the New Acceleration Benefits (as defined on Schedule A hereto) will apply only to those

Assumed Awards that are converted stock options, and shall not apply to the converted restricted stock units, it being understood and agreed that the New Acceleration Benefits shall only apply to cause acceleration of service-based vesting conditions and shall not be construed to require that the converted stock options adjust at a maximum or other achievement level under the earn-outs described in the Merger Agreement (unless such earn-outs are in fact achieved according to the terms and conditions of the Merger Agreement).

You further confirm that you hold no other equity other than the Jiff stock options and restricted stock units actually granted to you by Jiff’s board of directors and you hold no outstanding preemptive rights or other contractual rights to purchase or acquire additional equity from Jiff.

II.	Jiff Severance Benefits

It is also a material element of the Merger that you waive, pursuant to this Benefits Waiver, any and all existing right or entitlement to severance or termination benefits you might have pursuant to any agreement, program, policy, or understanding between you and Jiff (in each case, whether written or oral), including in connection with Jiff’s change of control and/or termination of your employment or other service (collectively, the “Jiff Severance Benefits”). For the avoidance of doubt, in the event of the New Acceleration Benefits are triggered, you will not receive any cash severance or other termination benefits other than those outlined in the Company’s Executive Severance Agreement. You irrevocably hereby waive any and all claims to the Jiff Severance Benefits.

III.	Miscellaneous

Notwithstanding anything to the contrary in this Benefits Waiver, you are not waiving any rights under that certain Offer Letter, by and between you and Castlight, dated on or about June 3, 2016 (including the Compensation Equivalency therein and the incorporation of the Executive Severance Agreement).
This letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
In the event that the Merger Agreement is terminated in accordance with its terms, this letter shall terminate and be of no further force or effect.

The validity, interpretation, construction and performance of this Benefits Waiver shall be governed by the laws of the State of California. The Superior Court of San Francisco County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Benefits Waiver. Any provision herein which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE TO BENEFITS WAIVER FOLLOWS]

To indicate your understanding and agreement with this Benefit Waiver, please sign below and return the entire Benefits Waiver to Jiff.

Very truly yours, CASTLIGHT HEALTH, INC.
a company organized under the laws of Delaware

By: /s/ John Doyle
Name: John Doyle
Title: President and Chief Operating Officer

Acknowledged and Agreed:

By:/s/ Derek Newell
Name: Derek Newell

SCHEDULE A

NEW ACCELERATION BENEFITS

New Acceleration Benefits

If, within 12 months of the Closing, you are terminated by Castlight without Cause (as defined below) or you resign for Good Reason (as defined below), then, provided you deliver to Castlight a signed release agreement in a form prescribed by Castlight (the “Release”) and satisfy all conditions to make the Release effective within 60 days following your termination, you will immediately vest in 100% of the converted stock options effective as of immediately prior to the effective time of such termination (the “New Acceleration Benefits”).

“Cause” shall mean (i) you are convicted of, or plead guilty or nolo contendere to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of your duties hereunder; (iii) your gross misconduct in connection with the performance of your duties; (iv) your breach of your fiduciary duty to Castlight; (v) your failure to cooperate with Castlight in any investigation or formal proceeding or your being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your role; (vi) you willfully failing to comply with reasonable directives of Castlight without a reasonable belief the failure to comply was in the best interest of Castlight; (vii) a material breach by you of any contract you are party to with Castlight; provided, however, that if the breach is reasonably susceptible of cure, you shall be entitled to receive at least 30 days to cure the breach fully after receiving written notice from Castlight; or (viii) unauthorized use or disclosure by you of any proprietary information or trade secrets of Castlight or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with Castlight. The determination as to whether you are terminated for Cause shall be made in good faith by Castlight and shall be final and binding on you.

“Good Reason” shall mean any of the following that occur without your consent: (i) any reduction in your rate of base salary or the target bonus amount that you are eligible to receive; (ii) a relocation of your principal office with Castlight of more than 50 miles from its current location; (iii) a material reduction in your duties, authority, reporting relationship or responsibilities, including: (1) the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of your position occupied immediately preceding the Merger, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with your experience and the position occupied prior to the Merger; or (2) a material diminution in the budget and number of subordinates over which you retain authority; (iv) material violation by Castlight of a material term of any employment, severance, or change of control agreement between you and Castlight; or (v) failure by a successor entity to Castlight to assume these New Acceleration Benefits; provided that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (X) you provide written notice to Castlight of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition(s), and (Y) Castlight fails to remedy such condition(s) within 30 days of receiving such written notice thereof; provided, further, that in all events the termination of your employment with Castlight shall not be treated as a termination for “Good Reason“ unless such termination occurs not more than 120 days following the initial existence of the condition(s) claimed to constitute Good Reason; provided, further, that prong (v) of this definition shall only apply during the period that is three months preceding and 12 months following a Corporate Transaction of Castlight, as defined in its 2014 Equity Incentive Plan, as amended.

The New Acceleration Benefits will not apply to any equity you hold in Castlight, any affiliate thereof, or any of their successors, other than those stock options converted pursuant to the Merger.

BENEFITS WAIVER

January 4, 2017
Derek Newell

Dear Derek:

As you know, Castlight Health, Inc., a Delaware corporation (inclusive of any subsidiary thereof, and the company after the Closing, “Castlight”), is acquiring your employer, Jiff, Inc., a company organized under the laws of Delaware (inclusive of any subsidiaries, “Jiff”), pursuant to the Agreement and Plan of Merger and Reorganization dated January 4, 2017 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”) by and among Castlight, Jiff and certain other parties named therein (the “Merger”).

Upon the closing of the Merger (the “Closing”), Castlight has agreed to convert your Jiff stock options and restricted stock units that are outstanding as of the Closing into stock options to purchase, and restricted stock units to settle in, Castlight Class B common stock, upon the terms and conditions set forth in the Merger Agreement (collectively, the “Jiff Awards” and, following the Merger, the “Assumed Awards”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Acceleration Benefits

It is a material element of the Merger that you waive, pursuant to this Benefits Waiver, any and all exercisability and vesting acceleration provisions currently in effect with respect to all of your Jiff stock options and restricted stock units, including in connection with Jiff’s change of control and/or termination of your employment or other service, and including pursuant to any Jiff plan, stock purchase agreement, option agreement, employment agreement or any other agreement between you and Jiff or any Jiff policy (in each case, whether written or oral (collectively, the “Acceleration Benefits”)).

Upon and following the Closing, in lieu of the Acceleration Benefits that may currently apply to your Jiff Awards, the following provisions will apply to the Assumed Awards:

(i)	the Acceleration Benefits shall not apply to any of the Assumed Awards or to any future equity awards from Castlight, and are irrevocably waived by you hereby;

(ii)
as to your converted stock options, you will vest in, and be able to exercise, those converted stock options based on the same vesting schedule that you had for such Jiff stock options prior to the Closing, except as pursuant to the Equity Waiver, dated on or around the date hereof;

(iii)
as to your converted restricted stock units, you will vest in, and settle in, those converted restricted stock units based on the same vesting schedule that you had for those restricted stock units prior to the Closing, except as pursuant to the Equity Waiver, dated on or around the date hereof;

(iv)
notwithstanding this waiver, you shall vest in 50% of your then-unvested Jiff stock options upon a Corporate Transaction of Castlight, as defined in its 2014 Equity Incentive Plan, as amended, it being understood this acceleration shall apply only to those awards benefitting from single-trigger acceleration prior to the Closing;

(v)
the New Acceleration Benefits (as defined on Schedule A hereto) will apply only to those Assumed Awards that are converted stock options, and shall not apply to the converted restricted stock units, it being understood and agreed that the New Acceleration Benefits shall only apply to cause acceleration of service-based vesting conditions and shall not be construed to require that the converted stock options adjust at a maximum or other achievement level under the earn-outs described in the Merger Agreement (unless such earn-outs are in fact achieved according to the terms and conditions of the Merger Agreement).

You further confirm that you hold no other equity other than the Jiff stock options and restricted stock units actually granted to you by Jiff’s board of directors and you hold no outstanding preemptive rights or other contractual rights to purchase or acquire additional equity from Jiff.

II.	Jiff Severance Benefits

It is also a material element of the Merger that you waive, pursuant to this Benefits Waiver, any and all existing right or entitlement to severance or termination benefits you might have pursuant to any agreement, program, policy, or understanding between you and Jiff (in each case, whether written or oral), including in connection with Jiff’s change of control and/or termination of your employment or other service (collectively, the “Jiff Severance Benefits”). For the avoidance of doubt, in the event of the New Acceleration Benefits are triggered, you will not receive any cash severance or other termination benefits other than those outlined in the Company’s Executive Severance Agreement. You irrevocably hereby waive any and all claims to the Jiff Severance Benefits.

III.	Miscellaneous

Notwithstanding anything to the contrary in this Benefits Waiver, you are not waiving any rights under that certain Offer Letter, by and between you and Castlight, dated on or about June 3, 2016 (including the Compensation Equivalency therein and the incorporation of the Executive Severance Agreement).
This letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
In the event that the Merger Agreement is terminated in accordance with its terms, this letter shall terminate and be of no further force or effect.

The validity, interpretation, construction and performance of this Benefits Waiver shall be governed by the laws of the State of California. The Superior Court of San Francisco County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Benefits Waiver. Any provision herein which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE TO BENEFITS WAIVER FOLLOWS]

To indicate your understanding and agreement with this Benefit Waiver, please sign below and return the entire Benefits Waiver to Jiff.

Very truly yours, CASTLIGHT HEALTH, INC.
a company organized under the laws of Delaware

By:/s/ John Doyle
Name: John Doyle
Title: President and Chief Operating Officer

Acknowledged and Agreed:

By:/s/ Derek Newell
Name: Derek Newell

SCHEDULE A

NEW ACCELERATION BENEFITS

New Acceleration Benefits

If, within 12 months of the Closing, you are terminated by Castlight without Cause (as defined below) or you resign for Good Reason (as defined below), then, provided you deliver to Castlight a signed release agreement in a form prescribed by Castlight (the “Release”) and satisfy all conditions to make the Release effective within 60 days following your termination, you will immediately vest in 100% of the converted stock options effective as of immediately prior to the effective time of such termination (the “New Acceleration Benefits”).

“Cause” shall mean (i) you are convicted of, or plead guilty or nolo contendere to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of your duties hereunder; (iii) your gross misconduct in connection with the performance of your duties; (iv) your breach of your fiduciary duty to Castlight; (v) your failure to cooperate with Castlight in any investigation or formal proceeding or your being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your role; (vi) you willfully failing to comply with reasonable directives of Castlight without a reasonable belief the failure to comply was in the best interest of Castlight; (vii) a material breach by you of any contract you are party to with Castlight; provided, however, that if the breach is reasonably susceptible of cure, you shall be entitled to receive at least 30 days to cure the breach fully after receiving written notice from Castlight; or (viii) unauthorized use or disclosure by you of any proprietary information or trade secrets of Castlight or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with Castlight. The determination as to whether you are terminated for Cause shall be made in good faith by Castlight and shall be final and binding on you.

“Good Reason” shall mean any of the following that occur without your consent: (i) any reduction in your rate of base salary or the target bonus amount that you are eligible to receive; (ii) a relocation of your principal office with Castlight of more than 50 miles from its current location; (iii) a material reduction in your duties, authority, reporting relationship or responsibilities, including: (1) the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of your position occupied immediately preceding the Merger, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with your experience and the position occupied prior to the Merger; or (2) a material diminution in the budget and number of subordinates over which you retain authority; (iv) material violation by Castlight of a material term of any employment, severance, or change of control agreement between you and Castlight; or (v) failure by a successor entity to Castlight to assume these New Acceleration Benefits; provided that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (X) you provide written notice to Castlight of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition(s), and (Y) Castlight fails to remedy such condition(s) within 30 days of receiving such written notice thereof; provided, further, that in all events the termination of your employment with Castlight shall not be treated as a termination for “Good Reason“ unless such termination occurs not more than 120 days following the initial existence of the condition(s) claimed to constitute Good Reason; provided, further, that prong (v) of this definition shall only apply during the period that is three months preceding and 12 months following a Corporate Transaction of Castlight, as defined in its 2014 Equity Incentive Plan, as amended.

The New Acceleration Benefits will not apply to any equity you hold in Castlight, any affiliate thereof, or any of their successors, other than those stock options converted pursuant to the Merger.